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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )*



                               KYZEN CORPORATION
                   -----------------------------------------
                               (Name of Issuer)




                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                   501596100
                   -----------------------------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO.   501596100              SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Michael L. Bixenman
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    490,482
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None.
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   490,482
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          490,482
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(a).   NAME OF ISSUER:

                                      Kyzen Corporation

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                      430 Harding Industrial Drive
                                      Nashville, TN 37211

ITEM 2(a).   NAME OF PERSON FILING:

                                     Michael L. Bixenman

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                                      430 Harding Industrial Drive
                                      Nashville, TN 37211

ITEM 2(c).   CITIZENSHIP:

                                      UNITED STATES

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

                                      COMMON STOCK

ITEM 2(e).   CUSIP Number:

                                      501596100

ITEM 3.     Not Applicable

ITEM 4.  OWNERSHIP

      (a)   490,482

      (b)   9.7%

      (c)   (i)    490,482

            (ii)   None

            (iii)  490,482

            (iv)   None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable


ITEM 10. CERTIFICATION

         Not applicable





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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      February 11, 1999
                      ------------------------------------------------------
                                  Date

                      /s/  Michael L. Bixenman
                      -------------------------------------------------------
                                Signature

                      Michael L. Bixenman
                      -------------------------------------------------------
                                Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)






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